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                                                                      EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

LaRoche International Inc., a Delaware corporation

LaRoche Overseas, Inc., a Delaware corporation

LaRoche Fortier Inc., a Delaware corporation

LaRoche Air Systems Inc., a Delaware corporation

LaRoche Chemicals FSC Inc., a Delaware corporation

LCI Stone Inc., a Delaware corporation

LII Europe S.A.R.L.

LII Management S.A.R.L.

LII Europe GmbH